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                                                                    EXHIBIT 11
                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per-share amounts)


                                                    Three Months Ended                      Nine Months Ended
                                            March 26, 2000      March 28, 1999      March 26, 2000     March 28, 1999
                                             As Restated         As Restated         As Restated         As Restated
                                            ---------------     ---------------     ---------------    ----------------
Net income (loss)                           $        1,103      $          143      $       (1,921)    $       3,911
                                            ==============      ==============      ===============    ================
Basic:

     Basic weighted average shares
        outstanding                                 10,107              10,107              10,107            10,163
                                            ==============      ==============      ===============    ================
     Basic net income (loss) per share      $         0.11      $         0.01      $        (0.19)    $        0.38
                                            ==============      ==============      ===============    ================

Diluted:

     Weighted average shares
        outstanding                                 10,107              10,107              10,107            10,163

     Add dilutive effect of stock
        options based on treasury
        stock method using average
        market price                                   109                   4               ---                   92
                                            ---------------     ---------------     ---------------    ----------------
                                                    10,216              10,111              10,107             10,255
                                            ==============      ==============      ===============    ================
  Diluted net income (loss) per share       $         0.11      $         0.01      $        (0.19)    $         0.38
                                            ==============      ==============      ===============    ================

NOTE: For the three and nine months ended March 26, 2000 and March 28, 1999, respectively, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.